Exhibit 99.1

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE BANCORPORATION ANNOUNCES DIRECTOR JOHNSON RESIGNATION

Albuquerque, NM--January 23, 2007--First State Bancorporation ("First State") (NASDAQ:FSNM) announced today that Bradford M. Johnson has tendered his resignation from the Board of Directors effective immediately due to extended travel and business commitments. Johnson, a Director of the Company since November 1993, is President of Heron Hill Corporation, a private company engaged in investments and financial consulting. Mr. Johnson served on the Audit Committee and Executive Committee and was Presiding Director for meetings of the Company's independent directors. Mr. Johnson is a member of the New York Society of Security Analysts and the Financial Services Analysts Association.

"Brad has been very instrumental in the growth of First State, we thank him for his countless hours of advice and counsel as we grew into a $3 billion bank," stated Michael Stanford, CEO, "his contribution was invaluable and we wish him well in his new pursuits" Stanford continued.

ABOUT FIRST STATE

First State is a New Mexico-based bank holding company. First State provides commercial banking services to businesses through its subsidiary bank, First Community Bank, formerly First State Bank N.M. ("First Community Bank" or "Bank"). On January 23, First State operated 49 branch offices, in New Mexico, Colorado, Arizona, and Utah. On Tuesday, January 23, 2007, First State stock (NASDAQ:FSNM) closed at $24.07.

Additional Information and Where to Find It

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com. Investors and securityholders may also obtain these documents free of charge at the SEC's website at www.sec.gov.